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                                                                     EXHIBIT 5.1

                                          September 28, 1998

MEDIQ/PRN Life Support Services, Inc.

One Mediq Plaza

Pennsauken, New Jersey 08110

            Re: MEDIQ/PRN Life Support Services, Inc.
              11% Senior Subordinated Notes due 2008

Dear Sirs:

    We have acted as counsel for MEDIQ/PRN Life Support Services, Inc., a Delaware corporation (the "Issuer"), and the subsidiaries of the Issuer listed on Schedule A hereto (the "Guarantors") in connection with the filing by the Issuer and the Guarantors of a Registration Statement on Form S-4, Registration No. 333-58935 (the "Registration Statement"), with the Securities and Exchange Commission for the purpose of registering up to $190 million aggregate principal amount of the Issuer's 11% Senior Subordinated Notes due 2008 (the "New Notes") under the Securities Act of 1933, as amended (the "Act"). The New Notes are to be issued in exchange for an equal aggregate principal amount of the Issuer's outstanding 11% Senior Subordinated Notes due 2008 (the "Existing Notes") pursuant to the Registration Rights Agreement dated May 21, 1998 among the Issuer, the Guarantors, MEDIQ Incorporated and Credit Suisse First Boston Corporation, NationsBanc Montgomery Securities LLC and Banque Nationale de Paris, filed as Exhibit 4.12 to the Registration Statement. The New Notes are to be guaranteed on a senior subordinated basis (the "Guarantees") by each of the Guarantors and are to be issued pursuant to the terms of the indenture (the "Indenture") among the Issuer, the Guarantors and United States Trust Company of New York, as trustee (the "Trustee"), filed as Exhibit 4.4 to the Registration Statement. The Indenture is to be qualified under the Trust Indenture Act of 1939, as amended (the "TIA").

    In connection with the foregoing, we have reviewed such records, documents, agreements and certificates, and examined such questions of law, as we have considered necessary or appropriate for the purpose of this opinion. In making our examination of records, documents, agreements and certificates, we have assumed the authenticity of the same, the correctness of the information contained therein, the genuineness of all signatures, the authority of all persons entering and maintaining records or executing documents, agreements and certificates (other than persons executing documents, agreements and certificates on behalf of the Issuer and the Guarantors), and the conformity to authentic originals of all items submitted to us as copies (whether certified, conformed, photostatic or by other electronic means) of records, documents, agreements or certificates. In rendering our opinion we have relied as to factual matters upon certificates of public officials and certificates and representations of officers of the Issuer and the Guarantors.

    We have assumed that the Indenture has been duly authorized, executed and delivered by the Trustee and constitutes a legal, valid and binding agreement of the Trustee. In addition, we have assumed that there will be no changes in applicable law between the date of this opinion and the date of issuance and delivery of the New Notes.

    Based upon the foregoing and having regard for such legal considerations as we deem relevant, we are of the opinion that:

1. The New Notes have been duly authorized by the Issuer and, when the Registration Statement has been declared effective, when the Indenture has been duly qualified under the TIA, when the New Notes have been duly executed by the Issuer and when the New Notes have been authenticated by the Trustee in accordance with the terms of the Indenture and issued and delivered against exchange of the Existing Notes in accordance with the terms set forth in the prospectus which is included in the Registration Statement, the New Notes will be valid and binding obligations of the Issuer.
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2.  The Guarantees have been duly authorized by each of the Guarantors and, when the Registration Statement has been declared effective, when the Indenture has been duly qualified under the TIA, when the New Notes have been executed by the Issuer and when the New Notes have been duly authenticated by the Trustee in accordance with the terms of the Indenture and issued and delivered against exchange of the Existing Notes in accordance with the terms set forth in the prospectus which is included in the Registration Statement, the Guarantees will be valid and binding obligations of the Guarantors.

    Our opinion is subject to (i) the effect of applicable bankruptcy, reorganization, insolvency, moratorium, arrangement and other laws affecting creditors' rights, including, without limitation, the effect of statutory or other laws regarding fraudulent conveyances, fraudulent transfers and preferential transfers and (ii) limitations imposed by general principles of equity (regardless of whether considered in a proceeding at law or in equity).

    This opinion is rendered to the Issuer in connection with the filing of the Registration Statement and for no other purpose. We are members of the Bar of the State of New York and express no opinion as to the laws of any jurisdiction other than the laws of the United States of America, the State of New York and, to the extent necessary to render the opinions set forth herein, the General Corporation Law of the State of Delaware and the Business Corporation Law of the Commonwealth of Pennsylvania.

    We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption "Legal Matters" in the prospectus which is included in the Registration Statement. In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required by the Act or the rules and regulations promulgated thereunder.

                                          Very truly yours,
                                          /s/ Dechert Price & Rhoads
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                                                                      Schedule A

                THE GUARANTORS                          JURISDICTION OF INCORPORATION
----------------------------------------------  ----------------------------------------------
MEDIQ Diagnostic Centers, Inc.                  Delaware
MEDIQ Diagnostic Centers - I, Inc.              Delaware
MEDIQ Imaging Services, Inc.                    Delaware
MEDIQ Investment Services, Inc.                 Delaware
MEDIQ Management Services, Inc.                 Delaware
MEDIQ Mobile X-Ray Services, Inc.               Delaware
MDTC Haddon, Inc.                               Delaware
Value-Med Products, Inc.                        Delaware
American Cardiovascular Imaging Labs, Inc.      Pennsylvania